                                                Filed pursuant to Rule 424(b)(3)
                                                    S.E.C. File Number 333-43789

Prospectus Supplement
June 5, 1998
(TO PROSPECTUS DATED FEBRUARY 10, 1998)

     The Prospectus dated February 10, 1998 (the "Prospectus") relating to the resale from time to time by the holders (the "Selling Securityholders") of up to $100,000,000 aggregate principal amount of 5.25% Convertible Subordinated Notes due 2004 (the "Notes") of HomeBase, Inc., a Delaware corporation (the "Company"), and the resale of shares of the common stock, par value $.01 per share (the "Common Stock") of the Company issuable upon conversion thereof (the "Conversion Shares") is hereby amended as follows:

     The following entities are hereby named as Selling Securityholders as contemplated beginning on page 69 of the Prospectus.


                                               Principal             Principal             Common Stock        Common Stock
                                                 Amount           Amount of Notes         Owned Prior to          Offered
Selling Securityholders                      of Notes Owned        Offered Hereby          The Offering           Hereby(1)
-----------------------                     ----------------    --------------------   --------------------   ---------------
Argent Classic Convertible
Arbitrage Fund L.P.                               $3,000,000             $3,000,000                 ------        293,614

Fox, Inc.                                            515,000                415,000                 ------         40,617

FPA New Income, Inc.                               3,950,000              2,800,000                 ------        274,040

KA Management Ltd.                                 1,549,100              1,549,100                 ------        151,612

KA Trading LP                                        450,900                450,900                 ------         44,130

McMahan Securities Co. L.P.                        1,100,000              1,100,000                 ------        107,658

Societe Generale Securities Corp.                  4,000,000              4,000,000                 ------        391,485

SoundShore Partners L.P.                             550,000                550,000                 ------         53,829

_______________
/1/ The shares of Common Stock offered hereby are calculated on an "as converted" basis using the conversion rate described on the cover page of the Prospectus.